Exhibit 99.1

Public Relations:	Investor Relations:
Nancy Sheffield	John J. Hanlon
Tsantes Consulting Group	Synplicity, Inc.
(408) 426-4902	(408) 215-6000
nsheffield@tsantes.com	ir@synplicity.com

Synplicity Announces Third Quarter 2007 Results

SUNNYVALE, Calif., October 22, 2007— Synplicity® , Inc. (Nasdaq: SYNP), a leading supplier of innovative IC design and verification solutions, today announced financial results for the quarter ended September 30, 2007.

Revenue for the quarter ended September 30, 2007 was $19.4 million. This compares to the $16.3 million of revenue reported for the quarter ended September 30, 2006. On a generally accepted accounting principles (GAAP) basis, net income was $1.5 million, or $0.05 per diluted share, for the quarter ended September 30, 2007, as compared to a GAAP net income of $1.6 million, or $0.06 per diluted share, for the quarter ended September 30, 2006. For the quarter ended September 30, 2007, GAAP net income included non-cash charges of $959,000 of intangible amortization expense from acquisitions and $747,000 of stock-based compensation expense. For the quarter ended September 30, 2006, GAAP net income included $223,000 of intangible amortization expense from acquisitions and $947,000 of stock-based compensation expense.

For the nine months ended September 30, 2007, revenue was $51.1 million, compared to revenue of $46.1 million for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, the Company reported GAAP net income of $2.7 million, or $0.10 per diluted share. Included in GAAP net income for the nine month period ended September 30, 2007 were non-cash charges of $1.6 million of intangible amortization expense from acquisitions and $2.4 million of stock-based compensation expense. For the nine months ended September 30, 2006, the Company reported a GAAP net income of $1.6 million, or $0.06 per diluted share. Included in net income was $668,000 of intangible amortization expense from acquisitions, $2.8 million of stock-based compensation and a restructuring charge of $854,000.

“I am pleased to report another great quarter at Synplicity with record revenue and operating income, excluding the effects of stock and amortization expenses”, said Gary Meyers, president and CEO. “The integration of HARDI Electronics has been seamless and we are very pleased with the results to date.”

Business Outlook

The following statements are based on current expectations. This guidance reflects the acquisition of HARDI Electronics AB in June 2007. We do not intend to update, confirm or change this guidance until our earnings conference call for the fourth quarter of 2007.

•	Revenue for the fourth quarter of 2007 is expected to be in the range of $19.0 to $20.0 million.

•

GAAP net income per fully diluted share for the fourth quarter of 2007 is expected to be in the range of $0.02 to $0.05. GAAP net income for the quarter is expected to include non-cash charges of approximately $850,000 relating to stock-based compensation and $880,000 of amortization expense from acquisitions.

Audio Webcast

The Company’s earnings call will be webcast today at 5:45 a.m. Pacific, and may be accessed at http://investor.synplicity.com. The Company will discuss its third quarter 2007 results. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through December 31, 2007. For those without access to the Internet, a replay of the call will be available from 8:45 a.m. Pacific on October 22, 2007 through November 5, 2007. To listen to a replay, call (719) 457-0820, access code 7036417.

About Synplicity

Synplicity®, Inc. (Nasdaq: SYNP) is a leading supplier of innovative IC design and verification solutions that serve a wide range of communications, military/aerospace, semiconductor, consumer, computer, and other electronic applications markets. Synplicity’s FPGA implementation tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating logic synthesis, physical synthesis, analysis and debug for programmable logic designs. Synplicity’s ESL synthesis solutions significantly improve productivity for DSP designs realized in ASIC and FPGA devices. The Confirma(TM) at-speed verification platform, comprising software tools and the HAPS(TM) family of prototyping systems, enables both comprehensive verification of ASIC, ASSP and SoC designs and software development prior to chip tapeout. Synplicity is the number one supplier of FPGA synthesis tools and its physical synthesis and ASIC verification technologies are the recipients of several prestigious industry awards. The company operates in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding the Synplicity’s execution and results for the fourth quarter of 2007 and 2008, the release of its products and upgrades, and expectations of results for the fourth quarter of 2007 including estimated revenue, the estimated operating income, net income, net income per share, non-cash charges, the effective tax rate and certain expenses for 2007 and our expected growth in 2008. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements including continued demand for the Company’s FPGA products, the Company’s ability to increase revenue from its FPGA products, the integration of HARDI and its products as well as employee retention. For additional information and considerations regarding the risks faced by the Company, see its annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. In addition, neither the Company nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. The Company disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity is a registered trademark of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2007	December 31, 2006 (1)
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents and short-term investments	$43,918	$65,397
Restricted cash	2,700	—
Accounts receivable, net	11,234	10,323
Inventories	1,627	—
Prepaid expenses	2,049	1,314
Other current assets	340	915

Total current assets	61,868	77,949
Restricted cash	2,700	—
Property and equipment, net	2,995	2,390
Goodwill	8,876	1,272
Intangible assets, net	11,068	1,035
Other assets	1,265	1,163

Total assets	$88,772	$83,809

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$2,516	$1,299
Accrued liabilities	1,937	1,537
Accrued compensation	4,465	4,360
Deferred revenue	16,616	18,409

Total current liabilities	25,534	25,605
Other liabilities	272	89
Deferred income taxes	3,300	—
Shareholders’ equity:
Common stock	61,276	62,699
Accumulated deficit	(1,509)	(4,255)
Accumulated other comprehensive loss	(101)	(329)

Total shareholders’ equity	59,666	58,115

Total liabilities and shareholders’ equity	$88,772	$83,809

(1)	Derived from audited financial statements.

SYNPLICITY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
License and systems	$7,707	$5,071	$17,182	$12,518
Maintenance	7,081	6,865	20,577	20,321
Bundled license and services	4,653	4,334	13,334	13,287

Total revenue	19,441	16,270	51,093	46,126
Cost of revenue:(2)
Cost of license and systems	1,014	80	1,443	115
Cost of maintenance	435	396	1,245	1,279
Cost of bundled license and services	96	65	289	294
Amortization of intangible assets	636	223	1,266	668

Total cost of revenue	2,181	764	4,243	2,356

Gross profit	17,260	15,506	46,850	43,770
Operating expenses:(2)
Research and development	6,434	5,661	18,261	18,120
Sales and marketing	6,646	6,388	19,857	18,593
General and administrative	2,198	1,944	6,459	5,930
Amortization of intangible assets from acquisition	323	—	371	—
Restructuring charge	—	—	—	854

Total operating expenses	15,601	13,993	44,948	43,497

Income from operations	1,659	1,513	1,902	273
Other income, net	363	763	2,025	1,917

Income before income taxes	2,022	2,276	3,927	2,190
Income tax provision	571	631	1,181	608

Net income	$1,451	$1,645	$2,746	$1,582

Net income per share:
Basic and diluted net income per share	$0.05	$0.06	$0.10	$0.06

Shares used in basic per share calculation	26,770	26,790	26,747	26,918

Shares used in diluted per share calculation	27,880	27,421	27,747	27,663

(2)	Amortization of stock-based compensation expense relates to the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Cost of maintenance	$77	$37	$121	$85
Research and development	258	422	1,005	1,312
Sales and marketing	205	256	662	738
General and administrative	207	232	652	707